Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2024 FINANCIAL RESULTS

STRATEGIC PORTFOLIO EXPANSION SUPPORTS CONTINUED REVENUE AND ADJUSTED EBITDA GROWTH

STRONG FULL-YEAR RESULTS REINFORCES ORMAT’S MOMENTUM, REMAINING ON PACE TO ACHIEVE GENERATING CAPACITY GOALS OF 2.6 TO 2.8 GW BY 2028

HIGHLIGHTS

●	TOTAL REVENUES FOR THE FULL-YEAR INCREASED 6.1% COMPARED TO 2023, DRIVEN BY GROWTH IN ALL THREE SEGMENTS

●	FULL YEAR OPERATING INCOME AND ADJUSTED EBITDA IMPROVED 3.5% AND 14.3%, RESPECTIVELY

●	FOURTH QUARTER NET INCOME AND ADJUSTED NET INCOME IMPROVED BY 14.3% AND 7.7% YEAR-OVER-YEAR, RESPECTIVELY

●	ORMAT ANNOUNCES FULL YEAR 2025 OUTLOOK AND GROWTH EXPECTATIONS

RENO, Nev. February 26, 2025, Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading renewable energy company, today announced financial results for the fourth quarter and full year ended December 31, 2024.

KEY FINANCIAL RESULTS

	Q4 2024	Q4 2023	Change (%)	12 months 2024	12 months 2023	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	180.1	183.9	(2.1)%	702.3	666.8	5.3%
Product	39.6	50.4	(21.4)%	139.7	133.8	4.4%
Energy Storage	11.0	7.0	56.7%	37.7	28.9	30.6%
Total Revenues	230.7	241.3	(4.4)%	879.7	829.4	6.1%

Gross Profit	73.6	78.5	(6.2)%	272.6	264.0	3.3%

Gross margin (%)
Electricity	34.9%	39.5%		34.6%	36.6%
Product	24.5%	12.6%		18.4%	13.4%
Energy Storage	9.5%	(8.9)%		10.9%	6.4%
Gross margin (%)	31.9%	32.5%		31.0%	31.8%

Operating income ($ millions)	49.1	51.6	(4.9)%	172.5	166.6	3.5%
Net income attributable to the Company’s stockholders	40.8	35.7	14.3%	123.7	124.4	(0.5)%
Diluted EPS ($)	0.67	0.59	13.6%	2.04	2.08	(1.9)%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	43.6	40.5	7.7%	133.7	121.9	9.7%
Adjusted Diluted EPS ($)	0.72	0.67	7.5%	2.20	2.05	7.3%
Adjusted EBITDA[1] ($ millions)	145.5	139.0	4.6%	550.5	481.7	14.3%

“2024 was another successful year for Ormat and our growth trajectory, highlighted by a top-line improvement of 6.1%, translating into a 3.5% increase in operating income and a 14.3% increase in adjusted EBITDA, with solid growth performance across all three of our business segments,” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “In 2024, we added 253MW of new capacity organically and through strategic, accretive M&A, with 133MW added to our Electricity segment and 120MW to our Energy Storage business.”

“Within our Electricity segment, the Enel assets Ormat acquired at the beginning of the year have been immediately accretive and have played a key role in our year-over-year growth. Our performance was further supported by the Heber complex repowering project, the enhanced output at the Olkaria power plant, and the improved generation performance and pricing at the Puna power plant, helping to more than offset the impact of unplanned maintenance at Dixie Valley and the previously disclosed curtailments in the U.S.”

“We continue to make great progress towards improving the revenue and margin profile of our Energy Storage business, positioning the segment to become a more stable and consistent factor in our consolidated growth. This strategic effort is reflected by the 56.7% and 30.6% increase in revenue on a quarter-over-quarter and year-over-year basis, respectively. We expect this improved performance to carry forward into 2025 as we begin to recognize the benefits of the recent CODs at our 80MW/320MWh Bottleneck and 20MW/20MWh Montague facilities, as well as the other Energy Storage projects in our development pipeline that are expected to come online later this year.”

Blachar continued, “Looking ahead, we expect to benefit from the growing global demand for renewable power needed to support data centers and the transition to a cleaner energy future. We are currently in negotiations for approximately 250MW with hyper-scalers with favorable conditions for both new projects and expiring PPAs at rates exceeding $100 per MWh. To help ensure that we are well-positioned to meet the growing level of demand we have taken strategic actions to safe harbor, for PTC eligibility (pursuant to the current provisions of the Inflation Reduction Act and related guidance), all geothermal projects with expected CODs through 2028, as well as the associated ITC benefits for all energy storage projects through 2026. This has strengthened our confidence in our trajectory, and we believe will help us remain on track to achieve our generating capacity goals of 2.6 to 2.8 GW by the end of 2028.”

FINANCIAL HIGHLIGHTS

•

Net income attributable to the Company’s stockholders for the fourth quarter and for the full year 2024 was $40.8 million and $123.7 million, respectively, an increase of 14.3% and a decrease of 0.5%, respectively, compared to last year. Diluted EPS for the fourth quarter and for the full year 2024 were $0.67 and $2.04 per share, respectively, an increase of 13.6% and a decrease of 1.9%, respectively, compared to last year.

•

Adjusted net income attributable to the Company's stockholders and diluted EPS for the fourth quarter increased 7.7% and 7.5% compared to last year. Adjusted net income attributable to the Company's stockholders and diluted EPS for the full year 2024 increased 9.7% and 7.3% compared to last year.

•

Adjusted EBITDA for the fourth quarter and for the year was $145.5 million, and $550.5 million, respectively, an increase of 4.6% and 14.3%, respectively, compared to 2023. The year-over-year increase in Adjusted EBITDA was driven, in the Electricity segment, by the contribution of the acquired assets in the first quarter of 2024, the improved performance of the Olkaria complex in Kenya, higher pricing of our Puna power plant and the sale of tax benefits from newly built plants. In the Product segment, the increase was derived from the improved contracts’ margin and Energy Storage drove improved performance due to the contribution of the new assets as well as a legal settlement with a battery supplier, which we expect to continue to receive over the next 5 quarters, to compensate us for lost revenues as a result of battery non- supply.

•

Electricity segment revenues decreased by 2.1% for the fourth quarter and increased by 5.3% in the full year 2024, compared to 2023. The year-over-year decrease in fourth quarter revenue was driven by the partial outage at our Dixie Valley power plant, which returned to full operation in November 2024. Additionally, in the fourth quarter we experienced heavy curtailments mainly to our McGinness complex due to maintenance on the transmission line by the local grid operator. Full-year revenue growth was driven by the contribution of our acquired Enel assets, Heber complex repowering, and higher generation and pricing at Puna.

•

Product segment revenues decreased by 21.4% in the fourth quarter and increased by 4.4% in the full year 2024, largely due to the timing of revenue recognition. Gross margin increased from 12.6% in the fourth quarter 2023 to 24.5% in 2024 and from 13.4% in the full year 2023 to 18.4% in 2024.

•

Product segment backlog stands at a record of approximately $340.0 million as of February 25, 2025, and includes approximately $210.0 million from the recently signed Engineering, Procurement, and Construction (EPC) contract for the development of the Te Mihi Stage 2 geothermal plant in New Zealand.

•

Energy Storage segment revenues increased 56.7% for the fourth quarter and 30.6% for the full year compared to 2023, supported by a total of 120MW/360 MWh of new capacity that started operation since the beginning of 2024 as well as new assets that came online during the second half of 2023.

BUSINESS HIGHLIGHTS:

•

Won a tender, in February 2025, issued by the Israeli Electricity Authority and was awarded two separate 15-year tolling agreements for two energy storage facilities. The facilities under the tolling agreements are expected to have a combined capacity of approximately 300MW/1200MWh and we will have 50% equity interest.

•	In February 2025, commenced commercial operations of the 35MW Ijen geothermal power plant in Indonesia, in which the Company holds a 49% equity interest.

•

Signed a 10-year Power Purchase Agreement (PPA), in January 2025, with Calpine Energy Solutions for up to 15MW of carbon-free geothermal capacity at favorable terms that will replace the current lower price PPA with Southern California Edison for Mammoth 2 in the first quarter of 2027.

•	In December 2024, commenced commercial operations at the Montague energy storage facility to deliver 20MW/20MWh of energy storage capacity to the PJM market.

•

In October 2024, commenced commercial operations of the 80MW/320MWh Bottleneck Energy Storage facility in the Central Valley of California. The Bottleneck facility is the Company’s largest energy storage facility in its portfolio.

2025 GUIDANCE

•	Total revenues of between $935 million and $975 million.

•	Electricity segment revenues between $710 million and $725 million.

•	Product segment revenues of between $172 million and $187 million.

•	Energy Storage revenues of between $53 million and $63 million.

•	Adjusted EBITDA to be between $563 million and $593 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $23 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and twelve months ended December 31, 2024. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 26, 2025, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 26, 2025, to stockholders of record as of the close of business on March 12, 2025. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, February 27, 2025, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial +1-800-715-9871, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. The access code for the call is 9044930. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a live webcast which will be hosted on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9044930. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,400 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,538MW with a 1,248MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 290MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and incentives and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s most recent annual report, and in subsequent filings.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the three and twelve month periods Ended December 31, 2024, and 2023

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
Revenues:
Electricity	180,147	183,921	702,264	666,767
Product	39,643	50,432	139,661	133,763
Energy storage	10,951	6,987	37,729	28,894
Total revenues	230,741	241,340	879,654	829,424
Cost of revenues:
Electricity	117,340	111,201	459,526	422,549
Product	29,929	44,073	113,911	115,802
Energy storage	9,911	7,610	33,598	27,055
Total cost of revenues	157,180	162,884	607,035	565,406
Gross profit	73,561	78,456	272,619	264,018
Operating expenses:
Research and development expenses	1,391	2,452	6,501	7,215
Selling and marketing expenses	4,153	4,307	17,694	18,306
General and administrative expenses	19,583	18,654	80,119	68,179
Other operating income	(3,125)	—	(9,375)	—
Impairment of long-lived assets	—	—	1,280	—
Write-off of unsuccessful exploration activities and storage activities	2,474	1,415	3,930	3,733
Operating income	49,085	51,628	172,470	166,585
Other income (expense):
Interest income	1,389	2,363	7,883	11,983
Interest expense, net	(34,525)	(25,803)	(134,031)	(98,881)
Derivatives and foreign currency transaction gains (losses)	(4,319)	712	(4,187)	(3,278)
Income attributable to sale of tax benefits	20,020	18,676	73,054	61,157
Other non-operating income (expense), net	66	1,272	188	1,519
Income from operations before income tax and equity in earnings (losses) of investees	31,716	48,848	115,377	139,085
Income tax (provision) benefit	11,771	(8,188)	16,289	(5,983)
Equity in earnings (losses) of investees	(862)	(1,827)	(425)	35
Net income	42,625	38,833	131,241	133,137
Net income attributable to noncontrolling interest	(1,804)	(3,107)	(7,508)	(8,738)
Net income attributable to the Company's stockholders	40,821	35,726	123,733	124,399
Earnings per share attributable to the Company's stockholders:
Basic:	0.67	0.59	2.05	2.09
Diluted:	0.67	0.59	2.04	2.08
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,480	60,367	60,455	59,424
Diluted	60,770	60,505	60,790	59,762

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2024, and 2023

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	94,395	195,808
Restricted cash and cash equivalents (primarily related to VIEs)	111,377	91,962
Receivables:
Trade less allowance for credit losses of $224 and $90, respectively (primarily related to VIEs)	164,050	208,704
Other	50,792	44,530
Inventories	38,092	45,037
Costs and estimated earnings in excess of billings on uncompleted contracts	29,243	18,367
Prepaid expenses and other	59,173	41,595
Total current assets	547,122	646,003
Investment in an unconsolidated company	144,585	125,439
Deposits and other	75,383	44,631
Deferred income taxes	153,936	152,570

Property, plant and equipment, net ($3,271,248 and $2,802,920 related to VIEs, respectively)	3,501,886	2,998,949
Construction-in-process ($251,442 and $376,602 related to VIEs, respectively)	755,589	814,967
Operating leases right of use ($13,989 and $9,326 related to VIEs, respectively)	32,114	24,057
Finance leases right of use (none related to VIEs)	2,841	3,510
Intangible assets, net	301,745	307,609
Goodwill	151,023	90,544
Total assets	5,666,224	5,208,279

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	234,334	214,518
Short term revolving credit lines with banks (full recourse)	—	20,000
Commercial paper (less deferred financing costs of $23 and $29, respectively)	99,977	99,971
Billings in excess of costs and estimated earnings on uncompleted contracts	23,091	18,669

Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	70,262	57,207
Full recourse	161,313	116,864
Financing Liability	4,093	5,141
Operating lease liabilities	3,633	3,329
Finance lease liabilities	1,375	1,313
Total current liabilities	598,078	537,012
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $8,849 and $7,889, respectively)	578,204	447,389
Full recourse (less deferred financing costs of $4,671 and $3,056, respectively)	822,828	698,187
Convertible senior notes (less deferred financing costs of $6,820 and $8,146, respectively)	469,617	423,104
LT Financing liability-Dixie	216,476	220,619
Operating lease liabilities	22,523	19,790
Finance lease liabilities	1,529	2,238
Liability associated with sale of tax benefits	152,292	184,612
Deferred income taxes	68,616	66,748
Liability for unrecognized tax benefits	6,272	8,673
Liabilities for severance pay	10,488	11,844
Asset retirement obligation	129,651	114,370
Other long-term liabilities	29,270	22,107
Total liabilities	3,105,844	2,756,693

Redeemable noncontrolling interest	9,448	10,599

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 60,500,580 and 60,358,887 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	61	60
Additional paid-in capital	1,635,245	1,614,769
Treasury stock, at cost (258,667 shares held as of December 31, 2024 and 2023, respectively)	(17,964)	(17,964)
Retained earnings	814,518	719,894
Accumulated other comprehensive loss	(6,731)	(1,332)
Total stockholders' equity attributable to Company's stockholders	2,425,129	2,315,427
Noncontrolling interest	125,803	125,560
Total equity	2,550,932	2,440,987
Total liabilities, redeemable noncontrolling interest and equity	5,666,224	5,208,279

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the three and twelve month period ended December 31, 2024 and 2023

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation, (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) costs related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and twelve month periods ended December 31, 2024, and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)		(Dollars in thousands)
Net income	42,625	38,833	131,241	133,137
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	33,136	23,440	126,148	86,898
Income tax provision (benefit)	(11,771)	8,188	(16,289)	5,983
Adjustment to investment in unconsolidated companies: our Proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	4,964	5,243	17,637	16,069
Depreciation, amortization and accretion	68,907	59,331	259,151	221,415
EBITDA	137,861	135,035	517,888	463,502
Mark-to-market on derivative instruments	(14)	(2,490)	856	(2,206)
Stock-based compensation	5,310	4,243	20,197	15,478
Impairment of long-lived assets	—	—	1,280	—
Allowance for bad debts	13	—	355	—
Merger and acquisition transaction costs	570	816	1,949	1,234
Legal fees related to a settlement agreement with a third-party battery systems supplier	(750)	—	4,000	—
Write-off of unsuccessful exploration and Storage activities	2,474	1,415	3,930	3,733
Adjusted EBITDA	145,464	139,019	550,455	481,741

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and twelve-month periods ended December 31, 2024, and 2023

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three and twelve -month periods ended December 31, 2024, and 2023.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

GAAP Net income attributable to the Company's stockholders	40.8	35.7	123.7	124.4
Impact of changes in the Kenya Finance Act 2023	—	2.0	—	(7.4)
Tax asset write-off in Sarulla, our unconsolidated company	0.9	1.0	0.9	1.0
Impairment of long-lived assets	—	—	1.0	—
Write-off of unsuccessful exploration activities and Storage activities	2.0	1.1	3.1	2.9
Merger and acquisition transaction costs	0.5	0.6	1.5	1.0
Allowance for bad debts	0.0	—	0.3	—
Legal fees related to a settlement agreement with a third-party battery suppliersupplier	(0.6)	—	3.2	—
Adjusted Net income attributable to the Company's stockholders	43.6	40.5	133.7	121.9
GAAP diluted EPS	0.67	0.59	2.04	2.08
Impact of changes in the Kenya Finance Act 2023	—	0.03	—	(0.12)
Tax asset write-off in Sarulla, our unconsolidated company	0.01	0.02	0.01	0.02
Impairment of long-lived assets			0.02
Write-off of unsuccessful exploration activities and Storage activities	0.03	0.02	0.05	0.05
Merger and acquisition transaction costs	0.01	0.01	0.03	0.02
Allowance for bad debts	0.00	—	0.00	—
Legal fees related to a settlement agreement with a third-party battery supplier	(0.01)	—	0.05	—
Diluted Adjusted EPS ($)	0.72	0.67	2.20	2.05